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                                                                    EXHIBIT 11.0

                                 MICROCOM, INC.

                                           CALCULATION OF NET INCOME PER SHARE
                          FOR THE THREE AND SIX MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995

                                                       (Unaudited)
(In thousands, except per share amounts)
                                                                                Three Months Ended     Six Months Ended
                                                                                ------------------    ------------------
                                                                                 1996       1995       1996       1995
                                                                                -------    -------    -------    -------
Net income .................................................................    $   648    $ 3,088    $   929    $ 5,203
                                                                                =======    =======    =======    =======

Reconciliation of average number of shares outstanding to amount used in net income per share computation:
     Weighted average number of shares outstanding .........................     15,997     15,225     15,917     13,409
     Assumed exercise of stock options .....................................        551      1,298        878      1,205
                                                                                -------    -------    -------    -------
     Weighted average number of shares outstanding,
       as adjusted .........................................................     16,548     16,523     16,795     14,614
                                                                                =======    =======    =======    =======

Net income per share .......................................................    $   .04    $   .19    $   .06    $   .36
                                                                                =======    =======    =======    =======

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